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                                                                  EXHIBIT 99
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[ZOLTEK logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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         ZOLTEK FILES EXTENSION FOR FILING SECOND QUARTER FORM 10-Q
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         ST. LOUIS, MISSOURI -- MAY 11, 2005 -- Zoltek Companies, Inc. today announced that it has made a filing to extend the due date for its Form 10-Q for the quarter ended March 31, 2005. Under applicable SEC rules, Zoltek filed for a five-day extension of the deadline for filing its Quarterly Report on Form 10-Q to permit Zoltek additional time to address financial accounting and reporting issues relating to the classification and subsequent accounting for the conversion feature and related warrants to purchase Zoltek's common stock associated with convertible debt issued by Zoltek in January, March and October of 2004 and February 2005. These issues, which only recently have been discovered by management, involve determination of whether these instruments are required to be classified as derivative liabilities, resulting in possible non-cash expense or income in connection with the fluctuations in the fair value of these instruments. Any additional expense recorded by the Registrant would be non-cash and, accordingly, the resolution of these issues will not affect Zoltek's cash position or previously reported amounts of net sales or loss from operations.

         For the quarter ended March 31, 2005, Zoltek reported that net sales increased 37% to $15.8 million, from net sales of $11.5 million in the second quarter of fiscal 2004. For the first six months of fiscal 2005, Zoltek's net sales increased 48% to $29.3 million compared to $19.7 million of sales in the corresponding period of the prior fiscal year. Carbon fiber sales accounted for most of the increased sales for the quarter and six months.

         For the three months ended March 31, 2005, Zoltek reported an operating loss from continuing operations of $2.0 million, compared to an operating loss from continuing operations of $1.3 million in the second quarter of fiscal 2004. For the six months ended March 31, 2005, Zoltek's operating loss from continuing operations was $3.6 million, compared to an operating loss from continuing operations of $4.0 million in the first six months of fiscal 2004. Zoltek's operating losses from continuing operations during the first six months of fiscal 2005 resulted in large measure from its capacity growth initiatives. The Company incurred start-up costs and production inefficiencies associated with the restart of its Abilene, Texas carbon fibers manufacturing facility, which had been idled for four years, and the expansion of its acrylic precursor production capacity at its plant in Hungary. For example, management estimates that approximately $1.3 million and $3.2 million of the operating losses reported from continuing operations for the three and six months ended March 31, 2005, respectively, were attributable to the start-up and post start-up operating inefficiency of the installed carbon fiber lines in its Abilene facility.



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[ZOLTEK logo]

Zoltek Files Extension For Filing Second Quarter Form 10-Q
Page 2
May 11, 2005

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         "We are working our way through some start-up problems. We remain confident that we can meet the rising demand for our carbon fibers and reach break-even and, ultimately, begin to make a profit with our existing production facilities when we are fully operational," Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer said. "The demand for our fibers continues to be strong and, for the foreseeable future, the only practical limitation on our sales is our ability to produce. Along with the restart of the Abilene facility, we continue to implement our program to increase carbon fibers capacity in Hungary by 1,000 tons per year. "

         Rumy added: "In order for Zoltek to refinance its debt and raise sufficient funds to restart the Abilene facility, add new precursor capacity and to increase the carbon fiber capacity, it was necessary for Zoltek to complete a series of convertible debt financing transactions. We were fortunate to have accessed the needed capital, however, the derivative accounting for these transactions is complex and it will delay completion of our second quarter Form 10-Q."

         Zoltek expects to issue complete earnings results next week for the second quarter ended March 31, 2005. A conference call for review and discussion of those earnings will follow next week as well.

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110


This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber and Technical Fiber Business Units are primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit, which the Company is pursuing plans to exit, manufactures and markets industrial materials.